Exhibit 10.1
THOUGHTWORKS, INC.
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of May 2, 2024 by and between THOUGHTWORKS, INC., a Delaware corporation (the “Company”), and Michael
R. Sutcliff (“Executive”).
WHEREAS, the Company desires to employ Executive on the terms and conditions as set forth herein; and
WHEREAS, Executive desires to be employed by the Company on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Term of Agreement. This Agreement shall be contingent upon and shall become effective only upon the occurrence of the Effective Date. For purposes of this Agreement, the “Effective Date” is the date on which Executive commences employment with the Company; provided, however, in the event the Effective Date does not occur on or before June 17, 2024, this Agreement shall be void and have no effect with respect to either party hereto. Executive’s employment shall continue until terminated pursuant to Section 6. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Term.”
2.Position; Duties; Location. During the Employment Term, the Company shall employ Executive, and Executive shall serve the Company, as the Chief Executive Officer and President of the Company. During the Employment Term, Executive shall have the authorities and duties of a Chief Executive Officer and President of a corporation incorporated under the laws of the State of Delaware and as otherwise may be reasonably and lawfully assigned by the Company’s board of directors (the “Board”) to Executive from time to time and consistent with Executive’s position with the Company. Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere in any material respect with Executive’s duties under this Agreement (for the avoidance of doubt, Executive shall be permitted to manage his personal finances). Notwithstanding the foregoing, the Company acknowledges Executive’s current services set forth on Exhibit A, and Executive shall be permitted to continue such services so long as such services do not interfere with Executive’s duties hereunder. Executive’s principal place of employment shall be Executive’s home office at his primary residence; provided, however, Executive acknowledges that the position requires substantial business travel, including, without limitation, travel to the Company’s various corporate offices.
3.Base Salary. During the Employment Term, the Company shall pay Executive a base salary (as in effect from time to time, the “Base Salary”) in accordance with the regular payroll practices of the Company and subject to applicable tax and other authorized withholdings. The

LEGAL_US_E # 178430887.9

Base Salary as of the Effective Date shall be at an initial annual rate of $750,000.00, which may be increased, but not decreased, from time to time.
4.Incentive Compensation.
(a)Annual Variable Compensation. During the Employment Term, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) based on performance objectives and conditions established by the Company from time to time with a target amount equal to 100% of Executive’s Base Salary. The Annual Bonus payable for calendar year 2024, to the extent earned, shall be guaranteed at the target level, but pro-rated based on the Effective Date. Executive’s Annual Bonus for any year, to the extent earned, shall be paid as soon as practicable following certification by the Board (or its compensation committee) of Company performance for the applicable year, but no later than March 15th of the year following the year in respect of which the Annual Bonus was earned, subject to Executive’s continued employment through the end of the applicable performance year.
(b)Restricted Stock Units. During the Employment Term and subject to the approval by the Compensation Committee of the Board, Executive shall be entitled to an annual grant (each such grant, an “Annual Grant”) of unvested stock units with a grant date value of
$3,685,500 on terms (including vesting) consistent with unvested stock units granted to other officers of the Company (a mix of time-based and performance-based vesting) under the Company’s 2021 Omnibus Incentive Plan (the “Plan”), except as modified by this Agreement, including Exhibit B. The first annual grant of unvested stock units shall occur on such date as the Company may determine, but in any event no later than July 31, 2024 and with time-based vesting, as applicable, to commence effective as of the Effective Date.
(c)Performance Stock Units. On the date of the first annual grant of stock units under clause (b) above, Executive also shall be granted an additional 3,600,000 restricted stock units under the Plan (the “PSUs” and, along with each Annual Grant, the “Equity Awards”). The PSUs shall vest pursuant to satisfaction of the performance objectives set forth on Exhibit B attached hereto, and, except as otherwise provided in this Agreement, shall otherwise reflect the Company’s standard terms and conditions for “Performance Share Units”.
(d)Sign-On Bonus. In consideration of equity compensation awards forfeited from Executive’s prior employer, The Company shall pay Executive a one-time signing bonus in the amount of $750,000.00, which shall be subject to repayment if Executive voluntarily resigns without Good Reason or if Executive’s employment is terminated by the Company for Cause, in either case prior to the second anniversary of the Effective Date, with the obligation to repay lapsing as to 1/24 of the aggregate amount for each month of service following the Effective Date.
5.Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the employee benefit plans that the Company maintains or contributes to for the benefit of its employees generally (the “Benefit Plans”), subject to satisfying the applicable eligibility requirements. The Company reserves the right to modify or terminate its Benefit Plans at any time. The Company shall reimburse Executive, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for all business expenses incurred by Executive in accordance with Company policy. The Company shall directly pay or

2

LEGAL_US_E # 178430887.9

reimburse Executive for his reasonable legal fees and costs incurred in connection with the preparation of this Agreement up to a maximum of $20,000 upon submission of itemized invoices (such submission must be within thirty (30) days of receipt of the invoice by Executive).
6.Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates (such date of termination, the “Termination Date”). For the avoidance of doubt, Executive shall not be a participant in the Company’s Executive Severance Plan, and Executive agrees to take any actions requested by the Company to implement such agreement. Executive’s employment shall terminate immediately upon Executive’s death, Disability, or termination by the Company, and Executive may terminate his employment upon 45 days’ written notice.
(a)Accrued Amounts. Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive from the Company (i) any earned but unpaid Base Salary through the Termination Date, and any portion of the annual incentive bonus earned and payable in accordance with the bonus plan then in effect under Section 4 above; (ii) reimbursement, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses incurred by Executive in accordance with Company policy prior to the Termination Date, and (iii) vested and accrued Employee Benefits, if any, as to which Executive may be entitled under the terms of the Company’s Benefit Plans (such amounts, collectively, the “Accrued Amounts”).
(b)Qualifying Termination During CIC Period. If, during the Employment Term, and during the period beginning three (3) months prior to the date on which a Change in Control is consummated and ending on the eighteen (18)-month anniversary of the closing a Change in Control (such period, the “CIC Period”), the Company terminates Executive’s employment without Cause (other than by reason of Executive’s death or Disability), or Executive resigns for Good Reason, then in addition to the Accrued Amounts, Executive shall be entitled to receive, subject to Executive’s execution and non-revocation of a general release of claims in favor of the Company as provided in Section 6(e) and Executive’s continued compliance with the provisions of Section 7 and Section 8 hereof:
(i)a lump sum payment of twenty-four (24) months of the Base Salary at the rate in effect on the Effective Date, or, if higher, the Base Salary at the rate in effect on the Termination Date, plus two-times Executive’s target Annual Bonus, subject to applicable tax and other authorized withholdings, to be paid on the first regularly scheduled Company payroll date immediately after the sixtieth (60th) day following the Termination Date (such date, the “First Payment Date”);
(ii)a pro-rated Annual Bonus at target, to be paid on the First Payment Date;
(iii)subject to Executive’s valid election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) reimbursement of the cost of healthcare continuation coverage for Executive and Executive’s covered dependents under the Company’s group health plans, at the same levels and at the same cost to Executive as would have applied if Executive’s employment had not been terminated, based

3

LEGAL_US_E # 178430887.9

on Executive’s elections in effect on the Termination Date, until the earlier of (x) 24 months following the Termination Date, and (y) the date on which Executive becomes covered by a group health insurance program provided by a subsequent employer (the “COBRA Benefits” and such period, the “COBRA Subsidy Period”); provided, however, if any plan pursuant to which the COBRA Benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including, without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, the Company shall pay to Executive an amount equal to the amount of the Company’s monthly COBRA contribution on a monthly basis over the COBRA Subsidy Period (or the remaining portion thereof). In addition, and in lieu of any remaining amounts to be paid or provided under the preceding sentence, if Executive has not become eligible for coverage under a comprehensive group health plan sponsored by another employer on or before the date that is the eighteen (18)-month anniversary of the Termination Date (the “COBRA Payment Trigger Date”), then, on the Company’s first (1st) regularly scheduled payroll date immediately after the COBRA Payment Trigger Date, the CEO shall receive a one (1)-time lump sum cash payment in an amount equal to six (6) times the monthly amount Executive paid to effect and continue coverage for the CEO and the CEO’s covered dependents, if any, under the Company’s group health plan for the full calendar month immediately preceding the COBRA Payment Trigger Date, plus an additional amount equal to the sum of the income tax payable by Executive with respect to such six (6)-month COBRA payment, plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state, and local taxes at the highest applicable rates) as if no income tax had been imposed on the six (6)-month COBRA payment; and
(iv)expect as otherwise set forth in the applicable grant agreement, all equity- based awards granted to Executive prior to the Change in Control under the Plan or successor plan(s) thereto, that are (i) outstanding and unvested as of immediately prior to the date of the Change in Control (including, but not limited to, stock options, restricted stock units and performance-based restricted stock units) and (ii) assumed or substituted by the successor in connection with such Change in Control (“Assumed Pre-CIC Awards”), shall become fully vested as of the Participant’s Termination Date, with any Assumed Pre-CIC Awards subject to performance-based vesting conditions vesting at the greater of (A) actual performance, determined by terminating the applicable performance cycle(s) as of the date of Change in Control and measuring performance achievement at such time and (B) target performance. Any stock option, stock appreciation right or similar award that provides for an Executive-elected exercise shall become fully exercisable and will remain exercisable for the applicable period following the Termination Date, as specified in the applicable equity plan and/or the applicable award agreement. In the case of restricted stock or similar awards that are not subject to an Executive - elected exercise, the Company shall remove any restrictions (other than restrictions required by applicable securities laws) or conditions in respect of such award as of the Termination Date. For the avoidance of doubt, (I) this clause (iv) shall apply solely to equity based awards that are outstanding immediately prior to the Change in Control and are assumed or substituted by the successor in connection with such Change in Control; (II) notwithstanding the foregoing, to the extent any equity-based awards granted to Executive are not assumed or substituted in connection with a Change in Control, such equity-based awards shall immediately become fully vested upon the consummation of such Change in Control; (III) in the event the Plan and/or the applicable

4

LEGAL_US_E # 178430887.9

award agreement provides more favorable treatment to a Participant with respect to such Participant’s equity-based awards as compared to this clause (iv), such more favorable treatment shall apply instead of this clause (iv); and (IV) for purposes of Section 10(d) of the Plan, a termination of Executive’s employment by the Company without Cause (other than by reason of Executive’s death or Disability) or due to Executive’s resignation for Good Reason shall constitute an “involuntary Termination,” such that all of the Executive’s Assumed Pre-CIC Awards will vest as described in this clause (iv) upon such a termination of Executive’s employment that occurs at any time beginning on the date of the Change in Control up to and including the second (2nd) anniversary of the Change in Control.
The payments and benefits provided under this Section 6(b) shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the other plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
(c)Qualifying Termination Outside CIC Period. If, during the Employment Term and outside of the CIC Period, (i) the Company terminates Executive’s employment without Cause (other than by reason of Executive’s death or Disability), or Executive resigns for Good Reason, and (ii) Executive does not qualify for severance benefits under clause (b) above, then in addition to the Accrued Amounts, Executive shall be entitled to receive, subject to Executive’s execution and non-revocation of a general release of claims in favor of the Company as provided in Section 6(e) and Executive’s continued compliance with the provisions of Section 7 and Section 8 hereof:
(i)an amount equal to one and one-half (1.5) times Executive’s annual Base Salary then in effect, payable in substantially equal installments over the eighteen (18) month period following the Termination Date in accordance with the Company’s normal payroll practices; provided, however, that the first such installment shall be paid on the First Payment Date and shall include any portion of the base salary severance that would have otherwise been payable during the period between the Termination Date and the First Payment Date;
(ii)a pro-rated Annual Bonus at target, to be paid on the First Payment Date;
and
(iii)subject to Executive’s valid election to Executive’s healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent Executive is eligible to do so, the Company shall reimburse Executive for the cost of healthcare continuation coverage for Executive and Executive’s covered dependents under its group health plans, at the same levels and at the same cost to Executive as would have applied if Executive’s employment had not been terminated, based on Executive’s elections in effect on the Termination Date, until the earlier of twelve months following the Termination Date and (B) the date on which Executive becomes covered by a group health insurance program provided by a subsequent employer (the “Non-CIC COBRA Benefits”, and such period, the “Non-CIC COBRA Period”). Notwithstanding the foregoing, (x) if any plan pursuant to which the Non-CIC COBRA Benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise

5

LEGAL_US_E # 178430887.9

unable to continue to cover Executive under its group health plans without incurring penalties (including, without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, the Company shall pay Executive an amount equal to the amount of the Company’s monthly COBRA contribution on a monthly basis over the remaining portion of the Non-CIC COBRA Period.
The payments and benefits provided under this Section 6(c) shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the other plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
For avoidance of doubt, if Executive terminates employment as a result of the Company’s election not to renew the Agreement pursuant Section 1 hereof, such termination shall be considered a termination without Cause.
(d)Other Terminations of Employment. Following Executive’s termination of employment for any reason not described in Sections 6(b) and 6(c) above, the Company shall have no obligation to provide any further compensation or benefits under this Agreement other than the Accrued Amounts.
(e)Release. Any and all amounts payable and benefits or additional rights provided pursuant to Section 6(b) or Section 6(c) of this Agreement shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit C hereto. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date.
(f)Definitions. For the purposes of this Agreement, the following terms are defined as follows:
(i)“Cause” shall mean (A) Executive’s material failure to perform his substantial job functions (other than any such failure resulting from incapacity due to physical or mental illness), as determined by the Board in its good faith discretion after notice and an opportunity for Executive to be heard; (B) Executive’s material failure to comply with any valid and legal directive of the Board consistent with his position; (C) Executive’s engagement in dishonesty which would reasonably be expected to be materially injurious to the Company or its subsidiaries or controlled affiliates or Executive’s engagement in illegal conduct or gross misconduct or gross negligence, in each case in the course of the performance of his duties; (D) Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Company; (E) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (F) Executive’s violation of a material policy of the Company, which in each case would reasonably be expected to be materially injurious to the Company or its subsidiaries or controlled affiliates; or (G) Executive’s material violation of the restrictive covenants set forth in Section 7 or Section 8 of this Agreement or any other applicable restrictive covenants between Executive and the Company or any of its subsidiaries or controlled affiliates, or this Agreement. With respect to any acts otherwise constituting Cause under

6

LEGAL_US_E # 178430887.9

subparagraph (A) or (B) of this definition, Executive shall have thirty (30) days from the delivery of written notice by the Company within which to cure such acts.
(ii)“Change in Control” means:
(A)a change in the ownership or control of the Company effected through a transaction or series of transactions (other than an offering of stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the U.S. Securities Exchange Act of 1934, as amended, the “Exchange Act”) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates (as defined in the Exchange Act), an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire, other than pursuant to a Reorganization (as defined in subclause (C) below) that does not constitute a Change in Control under such subclause (C), “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (“Company Voting Securities”);
(B)the date, within any consecutive twenty-four (24)-month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date and whose nomination for election by the Company’s stockholders or appointment was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(C)the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction, or otherwise) (a “Reorganization”), unless, immediately following such Reorganization, (X) more than 50% of the total voting power of (I) the corporation resulting from such Reorganization (the “Surviving Company”), or (II) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of 100% of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and (Y) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), first becomes as a result of such Reorganization the beneficial owner, directly or indirectly, of 50% or more of the total

7

LEGAL_US_E # 178430887.9

voting power of the outstanding voting securities eligible to elect directors of the Parent Company or, if there is no Parent Company, the Surviving Company (any Reorganization which satisfies all of the criteria specified in clauses (X) and (Y) above shall be a “Non-Control Transaction”); or
(D)the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries (on a consolidated basis) to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two (2) or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company’s Affiliates.
Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of 50% or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that, if after such acquisition by the Company, such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, (y) a transaction described in clause (ii)(A) or clause (ii)(C) above shall not be deemed to constitute a Change in Control if 50% of the total combined voting power of the securities eligible to vote in the election of the board of directors (or similar body) of, as applicable, the Company, the Surviving Company or the Parent Company is beneficially owned by a person or an Affiliate of a person that beneficially owned more than 50% of the Company Voting Securities immediately before consummation of such transaction, and (z) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(iii)“Disability” shall mean Executive’s physical or mental illness, injury or infirmity which qualifies Executive for benefits under the Company’s long-term disability plan or, in the absence of such a plan, which is reasonably likely to prevent and/or prevents Executive from performing his essential job functions for a period of an aggregate of one hundred eighty (180) calendar days out of any consecutive twelve (12) month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.
(iv)“Good Reason” shall mean, during the period following the Effective Date and prior to a Change in Control: (A) a material diminution in Executive’s title, duties, responsibilities or authority, other than changes in duties, responsibilities or authority that arise solely as a result of the Company ceasing to be a public company so long as Executive remains Chief Executive Officer and President of the Company; (B) a change to Executive’s principal work location without Executive’s written consent to a location outside of his primary

8

LEGAL_US_E # 178430887.9

residence in the state of Florida; (C) a material reduction in the Executive’s target cash compensation (i.e., Base Salary and target Annual Bonus), or (D) a material breach of this Agreement by the Company. Notwithstanding the foregoing, Executive cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company explaining in sufficient detail the existence and grounds constituting Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If Executive does not terminate his or her employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.
(g)Other Positions. Upon termination of Executive’s employment for any reason, Executive shall promptly resign from any other position as an officer, director or fiduciary of any direct or indirect subsidiary of the Company or other Company-related entity. Executive agrees to execute any documentation consistent with the foregoing that the Company reasonably requests.
7.Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and controlled affiliates and accordingly agrees to the following:
(a)Noncompetition. Executive acknowledges that (i) Executive performs services of an important nature for the Company and any of its subsidiaries and controlled affiliates, and that Executive’s performance of such services to a competing business may result in irreparable harm to the Company and its subsidiaries and controlled affiliates, (ii) Executive is a member of the executive and management personnel of the Company and its subsidiaries and controlled affiliates, (iii) Executive has had and will continue to have access to Confidential Information (as defined below) and trade secrets which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its subsidiaries and controlled affiliates, (iv) in the course of Executive’s employment by a competitor, Executive could use or disclose such Confidential Information and trade secrets, (v) the Company and its subsidiaries and controlled affiliates have substantial relationships with their customers and Executive has had and will continue to have access to these customers, and (vi) Executive has generated and will continue to generate goodwill for the Company and its subsidiaries and controlled affiliates in the course of Executive’s employment. Accordingly, during the Employment Term and for 12 months following the Termination Date, or during such longer period (not to exceed 18 months) that Executive is receiving severance benefits under Sections 6(b) or 6(c) above, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, in whatever form, engaged in a Competing Business in any locale of any country in which the Company or its subsidiaries and controlled affiliates conduct business. Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than four and ninety nine one hundredths percent (4.99%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries and controlled affiliates, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, the term “Competing Business” shall mean (x) any business that (A) is engaged

9

LEGAL_US_E # 178430887.9

primarily in the design and/or delivery of customized software solutions to third party customers and/or (B) is engaged primarily in the provision of information technology consulting services to third party customers (that, in each case, is competitive with the Company or its Subsidiaries), and/or (y) for the avoidance of doubt, any of the following (including any Affiliates thereof, any successor entities thereto and any businesses or divisions divested therefrom): Accenture PLC*, Aricent Inc., Boston Consulting Group*, Deloitte & Touche LLP*, Ciklum ApS, CapGemini SE, CGI Group Inc., Cognizant Technology Solutions Corporation, DXC Technology Company, Elephant Ventures, LLC, Endava Plc, EPAM Systems, Inc., Equal Experts Inc., Globant LLC, HCL Technologies Limited, Hexaware Technologies Limited, International Business Machines Corp., Infosys Limited, iSoftStone Holdings Limited, KPMG US LLP*, McKinsey & Company*, Mindtree Limited, NearForm Ltd, Ness Technologies Inc., Persistent Systems Ltd., Perficient, Inc., PricewaterhouseCoopers LLP*, Sapient Corporation, SoftServe, Inc., Symphony Teleca Corporation, Tech Mahindra Limited, RazorFish, LLC, Three Pillar Global, Inc., VanceInfo Technologies Inc., Wipro Limited, Xebia Nederland B.V.1 For the avoidance of doubt, Competing Business shall not include software product companies that offer customized solutions for such products and are not competitive with the Company or its Subsidiaries with respect to provision of information technology services to third party customers. As used herein, “competitive with the Company or its Subsidiaries” means the provision of the same or similar solutions or services of the Company or its Subsidiaries.
(b)Nonsolicitation; Noninterference.
(i)During the Employment Term and for 18 months following the Termination Date, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties with the Company or its affiliates, directly or indirectly, individually or on behalf of any other person, (A) solicit, aid or induce any customer of the Company or any of its affiliates to purchase goods or services then sold by the Company or any of its affiliates from another person or assist or aid any other persons or entity in identifying or soliciting any such customer, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, customers, joint venturers, licensees or licensors.
(ii)During the Employment Term and for 18 months following the Termination Date, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties with the Company or any of its affiliates, directly or indirectly, individually or on behalf of any other person, solicit, aid or induce any employee, consultant, representative or agent of the Company or any of its affiliates (or any employee, consultant, representative or agent who has left the employment or retention of the Company or any of its affiliates for less than nine months) (a “Covered Person”) to leave such employment or retention or to accept employment with or render services to or with any other person unaffiliated with the Company or hire or retain any such employee, consultant, representative or agent or any Covered Person, or take any action to materially assist or aid any other person in identifying, hiring or soliciting any such employee, consultant, representative or agent or any Covered Person.

1 Entities identified with an asterisk (*) are limited to the divisions of such business that are competitive with the Company or its subsidiaries.

10

LEGAL_US_E # 178430887.9

(c)Severability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(d)Survival. The provisions of this Section 7 shall survive the termination of this Agreement and Executive’s employment for any reason.
8.Other Restrictive Covenants and Related Provisions.
(a)Confidentiality. During the course of Executive’s employment with the Company, Executive has had and will continue to have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any Confidential Information, or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case which shall have been obtained by Executive during Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose such information by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).
(b)Return of Company Property. On or prior to the Termination Date, Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

11

LEGAL_US_E # 178430887.9

(c)Intellectual Property.
(i)If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), other than to the extent that (A) no equipment, supplies, facility, trade secrets, Confidential Information, research or other information of the Company was used during its creation, (B) such item was developed entirely on the Executive’s own time, and (C) such item did not result directly from any work performed by Executive for the Company (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business. For the avoidance of doubt, waivers granted under the Company’s “Policy on Outside Activities” dated February 2012, as may be amended from time to time, prior to or after the Effective Date shall not be considered “Works” hereunder.
(ii)If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose such works to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(iii)Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.
(iv)Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
(v)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third

12

LEGAL_US_E # 178430887.9

party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
(d)Non-Disparagement. Neither the Company nor Executive shall make any oral or written statement about the other party which is intended or reasonably likely to disparage the other party, or otherwise degrade the other party’s reputation in the general business community, and the Company shall instruct its directors and executive officers to honor the foregoing commitment. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The provisions of this Section 8(d) shall survive the termination of Executive’s employment for any reason.
(e)Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be not required to notify the Company that such reports or disclosures have been made.
(f)Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, Executive and the Company and its affiliates have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive and the Company and its affiliates also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(g)Protected Activity. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal

13

LEGAL_US_E # 178430887.9

Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney- client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.
9.Specific Performance; Tolling. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In the event of any violation of the provisions of Section 7 or Section 8, Executive acknowledges and agrees that the post-termination restrictions contained in Section 7 or Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post- termination restriction period shall be tolled during any period of such violation. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that Executive is subject to the constraints in Sections 7 and 8 hereof, Executive will provide a copy of this Agreement (including, without limitation, Section 7) to such entity. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Section 7 and Section 8 hereof, and that Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Section 7 and Section 8 hereof if either Company and/or its affiliates prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of Section 7 and Section 8 hereof; provided, that in the event that Executive prevails on any material issue involved in such dispute, the Company will reimburse Executive for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Section 7 and Section 8 hereof.
10.Miscellaneous.
(a)Governing Law. This Agreement, and any disputes arising herefrom or related hereto, shall be governed by, construed and interpreted in all respects, in accordance with the substantive and procedural laws of the State of Delaware, without regard to conflicts of laws principles thereof.
(b)Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and

14

LEGAL_US_E # 178430887.9

supersedes all prior and contemporaneous understandings, agreements, term sheets, representations and warranties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)Dispute Resolution; Jury Trial Waiver. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Executive’s employment by the Company or any Company affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in Section 10(h) hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.
(f)Compliance with Section 409A of the Code.
(i)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent

15

LEGAL_US_E # 178430887.9

that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment”, “Termination Date” or like terms shall mean “separation from service.” If Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 10(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)To the extent the payment of any amount described in Section 6 of this Agreement constitutes “nonqualified deferred compensation” for purposes of Code Section 409A and is subject to the release requirements of Section 6(e), then any payment scheduled to occur during the first 60 days following the Termination Date shall not be paid until the first regularly scheduled pay period following the 60th day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.
(iv)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(v)For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(vi)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified

16

LEGAL_US_E # 178430887.9

deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
(g)Assignment; Successors; Binding Agreement. Except as otherwise provided herein, this Agreement shall bind Executive, the Company and its respective successors and permitted assigns and inure to the benefit of and be enforceable by Executive, the Company and each of their respective successors and permitted assigns. The Company shall have the right to assign, transfer or convey this Agreement to its affiliated companies, successor entities, or assignees or transferees of substantially all of the Company’s business activities, operations or assets. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive without the Company’s prior written consent. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.
(h)Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
At the address (or to the facsimile number) shown in the books and records of the Company.
If to the Company:
Thoughtworks, Inc. 200 E. Randolph Street Chicago, IL 60601 Attn: General Counsel

(i)Executive Representation. Executive hereby represents to the Company that (i) Executive has been provided with sufficient opportunity to review this Agreement and has been advised by the Company to conduct such review with an attorney of his choice and (ii) the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
(j)Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement or Executive’s employment.

17

LEGAL_US_E # 178430887.9

(k)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(l)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on following page]

18

LEGAL_US_E # 178430887.9

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
THOUGHTWORKS, INC.

By:    /s/ Ramona Mateiu
Name: Ramona Mateiu
Title: Chief Legal Officer, Chief Compliance Officer, Vice President & Secretary

/s/ Michael R. Sutcliff
Michael R. Sutcliff
Date: 5/2/2024

[Signature Page to Employment Agreement]

LEGAL_US_E # 178430887.9

EXHIBIT A
Non-executive chairman of the board role with Mobeus

A-1

LEGAL_US_E # 178430887.9

EXHIBIT B
Certain Equity Award Terms
The PSUs shall vest subject to satisfaction of share price milestones on or before the fifth anniversary of the date of grant. Specifically, 25% of the PSUs shall vest upon the Company achieving a 60-day VWAP of each of $9.00, $13.00, $17.00, and $20.00, subject to Executive not having incurred a Termination (as defined in the Plan). For the avoidance of doubt, unvested PSUs shall be cancelled and forfeited, for no consideration, upon the first to occur of
(1) the Executive incurring a Termination, or (2) the fifth anniversary of the date of grant. Notwithstanding the foregoing, in lieu of treatment under Section 6(b)(iv) of the Agreement, where a Change in Control occurs, PSUs will either vest or not, based on satisfaction of the applicable performance metrics, through the date of the Change in Control (and will be cancelled and forfeited upon the closing of the Change in Control to the extent not vested).
Following, or in connection with, a Change in Control or the delisting of the Company’s common stock from all national securities exchanges, and notwithstanding any contrary provision in the Plan or an award agreement, Executive’s outstanding Equity Awards (including any award assumed or substituted therefor) may be terminated and replaced by other compensation intended (as determined, by the Company’s board of directors (or the board of directors (or similar body) of any successor to the Company) in its sole, but reasonable, discretion) to provide a substantially similar intended economic opportunity, taking into account the Company’s then current, or expected, organizational structure, if so determined, and to the extent so, and on terms and conditions determined by such board.

B-1

LEGAL_US_E # 178430887.9

EXHIBIT C
Release
For and in consideration of the payments and other benefits due to Michael R. Sutcliff (“Executive”) under Section 6 of the Employment Agreement between Executive and Thoughtworks, Inc., a Delaware corporation (the “Company”), dated as of May 2, 2024 (as may be amended, the “Employment Agreement”), and for other good and valuable consideration:
1.Except as provided in paragraph 4 below Executive hereby knowingly and voluntarily agrees (for Executive, Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, insurers, personal representatives, successors and assigns) to forever release and discharge (the “Release”) the Company or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys and fiduciaries, past, present and future (the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present, suspected or claimed against the Company and/or any of the Released Parties that Executive, Executive’s spouse, or any of Executive’s heirs, executors, administrators or assigns, ever had, now have, or hereafter may have against the Released Parties, by reason of any matter, cause, or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release (including, without limitation, any and all allegations, claims or violation relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, the Equal Pay Act of 1963, as amended, 29
U.S.C. Section 201 et. seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et. seq., Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974, all Executive Order Programs, and any and all federal, state and local laws, regulations and counterparts regarding civil or human rights law, employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Released Parties, as well as any and all such claims under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). Executive understands and intends that this Release constitutes a general release of all claims and that no reference herein to a specific form

C-1

LEGAL_US_E # 178430887.9

of claim, statute or type of relief is intended to limit the scope of this Release. Notwithstanding the foregoing, Executive acknowledges that Executive may hereafter discover Claims or facts in addition to or different than those which Executive now knows or believes to exist with respect to the subject matter of the released Claims above and which, if known or suspected at the time of entering into this Release, may have materially affected this General Release and my decision to enter into it.
2.Executive understands that any benefits, payments or benefits granted under Section [6(b)/6(c)] of the Employment Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which Executive was already entitled. Executive understands and agrees that Executive will not receive the payments and benefits specified in Section [6(b)/6(c)] of the Employment Agreement unless Executive executes and does not revoke this Release within the time period permitted hereafter or breach this Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
3.Executive further represents that Executive has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 1 above.
4.Executive agrees that this Release does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act of 1967 which arise after the date Executive executes this Release. Executive acknowledges and agrees that Executive’s separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5.Executive agrees that Executive hereby waives all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Furthermore, Executive agrees that Executive will forfeit all amounts payable by the Company pursuant to Section [6(b)/6(c)] of the Employment Agreement if Executive challenges the validity of this Release. Executive also agrees that if Executive violates this Release by suing the Company or the other Released Parties, Executive will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by Executive pursuant to Section [6(b)/6(c)] of the Employment Agreement on or after the termination of my employment.
6.In signing this Release, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges and agrees that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement. Executive further agrees that in the event that Executive should bring a Claim seeking

C-2

LEGAL_US_E # 178430887.9

damages against the Company, or in the event that Executive should seek to recover against the Company in any Claim brought by a governmental agency on his behalf, this Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. Executive further agrees that Executive is not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 1 as of the execution of this Release.
7.Executive agrees that this Release and the Employment Agreement are confidential and agrees not to disclose any information regarding the terms of this Release or the Employment Agreement, except to my immediate family and any tax, legal or other counsel that Executive has consulted regarding the meaning or effect hereof or as required by law, and Executive will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding the foregoing, any non-disclosure provision in this Release does not prohibit or restrict Executive (or his attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.
8.Executive hereby acknowledges that Section 7, Section 8, and Section 9 of the Employment Agreement shall survive my execution of this General Release.
9.Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.
10.Executive has read this Release carefully, acknowledges that Executive understands all of the terms of this Release and is giving up important rights, has been given at least [twenty-one (21)][forty-five (45)] days from the date of Executive’s receipt of this Release to consider all of its terms (and any changes made since such receipt are not material or were made at Executive’s request and will not restart the required [twenty-one (21)][forty-five (45)]-day period) and has been advised to consult with an attorney and any other advisors of Executive’s choice prior to executing this Release, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties. Executive also understands that Executive has a period of seven (7) calendar days after signing this Release within which to revoke the Employment Agreement in a writing and actually deliver such revocation to the Company. This Release shall not be effective or enforceable until after such seven (7)-day revocation period has expired, and the Company shall not be obligated to make any payments or provide any other benefits to Executive pursuant to the Employment Agreement until seven (7) days have passed since Executive’s signing and delivery to the Company of this Release without Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, Executive

C-3

LEGAL_US_E # 178430887.9

has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily and has signed this Release knowingly and voluntarily with the advice of any counsel retained to advise Executive with respect to it.
11.Notwithstanding anything else herein to the contrary, Executive acknowledges that Executive is not waiving and is not being required to waive (i) any right under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Executive’s compensation or benefits are intended to continue or Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Executive’s termination; (ii) rights to indemnification or liability insurance coverage Executive may have under the by-laws of the Company or applicable law; (iii) Executive’s rights under Section 6 of the Employment Agreement; or (iv) any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding or any rights established under Section 7 of the National Labor Relations Act; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
This Release is subject to Section 10 of the Employment Agreement. This Release is final and binding and may not be changed or modified except in a writing signed by all parties.

EXECUTIVE

Michael R. Sutcliff

C-4

LEGAL_US_E # 178430887.9